===============================================================================
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
     RULE 13d-a(a) AND AMENDEMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                               (AMENDMENT NO. 1)


                              EXCO RESOURCES, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    269279402
                           -------------------------
                                 (CUSIP Number)

                                  Todd E. Molz
                      Managing Director and General Counsel
                     Oaktree Capital Group Holdings GP, LLC
                       333 South Grand Avenue, 28th Floor
                          Los Angeles, California 90071
                                 (213) 830-6300
-------------------------------------------------------------------------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                AUGUST 30, 2007
-------------------------------------------------------------------------------
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D and is filing this schedule because of Sections 240.13d1(e), 240.13d1(f) or 240.13d1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See section 240.13d-7(b) for other parties to whome copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)
                             (Page 1 of 48 Pages)

===============================================================================

---------------------                                   -----------------------
CUSIP No. 269279402                                         Page 2 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Principal Opportunities Fund IV, Delaware, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    15,789,473
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      15,789,473
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,789,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                   -----------------------
CUSIP No. 269279402                                         Page 3 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Principal Opportunities Fund IV Delaware GP Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    15,789,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      15,789,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,789,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

-------------
(1)  Solely  in  its  capacity  as  the  general   partner  of  OCM   Principal
     Opportunities Fund IV Delaware, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                         Page 4 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Principal Opportunities Fund IV, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    15,789,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               25,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      15,789,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      25,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,814,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

------------
1)   Solely  in  its  capacity  as  the  sole   shareholder  of  OCM  Principal
     Opportunities Fund IV Delaware GP Inc.

---------------------                                   -----------------------
CUSIP No. 269279402                                         Page 5 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Principal Opportunities Fund IV GP, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    15,789,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               25,000 (1)
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      15,789,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      25,000 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,814,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

------------
(1)  Solely  in  its  capacity  as  the  general   partner  of  OCM   Principal
     Opportunities Fund IV, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                         Page 6 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Principal Opportunities Fund IV GP Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Cayman Islands
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    15,789,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               25,000 (1)
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      15,789,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      25,000 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,814,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.4%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------
(1)  Solely  in  its  capacity  as  the  general   partner  of  OCM   Principal
     Opportunities Fund IV GP, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                         Page 7 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Principal Opportunities Fund III, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    3,142,400
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               25,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      3,142,400
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      25,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,167,400
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                   -----------------------
CUSIP No. 269279402                                         Page 8 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Principal Opportunities Fund IIIA, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    57,600
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               25,000
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      57,600
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      25,000
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         82,600
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.1%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

---------------------                                   -----------------------
CUSIP No. 269279402                                         Page 9 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Principal Opportunities Fund III GP, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    3,200,000 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               25,000 (1)
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      3,200,000 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      25,000 (1)
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,225,000
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------
(1) Solely in its capacity as general partner of OCM Principal Opportunities Fund III, L.P. and OCM Principal Opportunities Fund IIIA, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 10 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oaktree Fund GP I, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    19,014,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      19,014,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,014,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

------------
(1)  Solely  in  its  capacity  as  the  sole   shareholder  of  OCM  Principal
     Opportunities Fund IV GP Ltd. and managing member of OCM Principal Opportunities Fund III GP, LLC

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 11 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oaktree Capital I, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    19,014,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      19,014,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,014,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

------------
(1)  Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 12 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM Holdings I, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    19,014,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      19,014,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,014,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------
(1)  Solely in its capacity as the general partner of Oaktree Capital I, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 13 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oaktree Holdings, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    19,014,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      19,014,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         19,014,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         13.7%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------
(1)  Solely in its capacity as the managing member of OCM Holdings I, LLC

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 14 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         OCM EXCO Holdings, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    15,789,473
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      15,789,473
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,789,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 15 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oaktree Capital Management, L.P. (formerly Oaktree Capital
             Management, LLC)
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    15,789,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      15,789,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,789,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         IA, PN
--------------------------------------------------------------------------------

------------
(1)  Solely in its capacity as manager of OCM EXCO Holdings, LLC.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 16 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oaktree Holdings, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    15,789,473 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      15,789,473 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         15,789,473
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         11.3%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         CO
--------------------------------------------------------------------------------

------------
(1) Solely in its capacity as the general partner of Oaktree Capital Management, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 17 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oaktree Capital Group, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    34,803,946 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      34,803,946 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         34,803,946
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         25.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------
(1) Solely in its capacity as the managing member of Oaktree Holdings, LLC and sole shareholder of Oaktree Holdings, Inc

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 18 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oaktree Capital Group Holdings, L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    34,803,946 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      34,803,946 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         34,803,946
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         25.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

------------
(1) Solely in its capacity as the holder of the majority of voting units of Oaktree Capital Group, LLC.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 19 of 48 Pages
---------------------                                   -----------------------

--------------------------------------------------------------------------------
         NAME OF REPORTING PERSON
1        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Oaktree Capital Group Holdings GP, LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a)   [_]
                                                                    (b)   [X]

--------------------------------------------------------------------------------
3        SEC USE ONLY


--------------------------------------------------------------------------------
4        SOURCE OF FUNDS

         OO
--------------------------------------------------------------------------------
5        CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
                                                                          [_]
--------------------------------------------------------------------------------
6        CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

         NUMBER OF                    34,803,946 (1)
                                ------------------------------------------------
           SHARES               8     SHARED VOTING POWER

     BENEFICIALLY OWNED               None
                                ------------------------------------------------
     BY EACH REPORTING           9    SOLE DISPOSITIVE POWER

          PERSON                      34,803,946 (1)
                                ------------------------------------------------
           WITH                 10    SHARED DISPOSITIVE POWER

                                      None
--------------------------------------------------------------------------------
11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         34,803,946
--------------------------------------------------------------------------------
12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         25.0%
--------------------------------------------------------------------------------
14       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------
(1) Solely in its capacity as the general partner of Oaktree Capital Group Holdings, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 20 of 48 Pages
---------------------                                   -----------------------

        This Amendment No. 1 (this "Amendment No. 1") amends and supplements the statement on Schedule 13D filed on April 9, 2007 (referred to as the "Original Schedule 13D") filed jointly by Oaktree Capital Management, LLC, a California limited liability company (n/k/a Oaktree Capital Management, L.P., a Delaware limited partnership) ("Oaktree LP"), OCM Principal Opportunities Fund III GP, LLC, a Delaware limited liability company ("Fund III GP"), OCM Principal Opportunities Fund III, L.P., a Delaware limited partnership ("Fund III"), OCM Principal Opportunities Fund IIIA, L.P., a Delaware limited partnership ("Fund IIIA"), OCM Principal Opportunities Fund IV GP Ltd., a Cayman Islands company ("Fund IV GP Ltd."), OCM Principal Opportunities Fund IV GP, L.P., a Cayman Islands limited partnership ("Fund IV GP"), OCM Principal Opportunities Fund IV, L.P., a Cayman Islands limited partnership ("Fund IV"), and OCM EXCO Holdings, LLC, a Delaware limited liability company ("OCM EXCO" and, together with Oaktree LP, Fund III GP, Fund III, Fund IIIA, Fund IV GP Ltd., Fund IV GP and Fund IV, the "Initial Reporting Persons" ). This Amendment No. 1 is being filed jointly by the Initial Reporting Persons, OCM Principal Opportunities Fund IV Delaware, L.P., a Delaware limited partnership ("Fund IV Delaware"), OCM Principal Opportunities Fund IV Delaware GP Inc., a Delaware corporation ("Fund IV Delaware GP"), Oaktree Holdings, Inc., a Delaware corporation ("Holdings Inc."), Oaktree Fund GP I, L.P., a Delaware limited partnership ("GP I"), Oaktree Capital I, L.P., a Delaware limited partnership ("Capital I"), OCM Holdings I, LLC, a Delaware limited liability company
("Holdings I"), Oaktree Holdings, LLC, a Delaware limited liability company ("Holdings"), Oaktree Capital Group, LLC, a Delaware limited liability company ("OCG"), Oaktree Capital Group Holdings, L.P., a Delaware limited partnership ("OCGH"), and Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company ("OCGH GP" and, together with the Initial Reporting Persons, Fund IV Delaware, Fund IV Delaware GP, Holdings Inc., GP I, Capital I, Holdings I, Holdings, OCG and OCGH, the "Reporting Persons").

        Capitalized terms used in this Amendment No. 1 and not otherwise defined herein have the respective meanings given in the Original Schedule 13D. The filing of any amendment to this Amendment No. 1 shall not be construed to be an admission by the Reporting Persons that a material change has occurred in the facts set forth in the Original Schedule 13D or that this Amendment No. 1 is required under Rule 13d-2 of the Securities Exchange Act of 1934, as amended.


ITEM 2.     IDENTITY AND BACKGROUND

        Item 2 is hereby amended and restated in its entirety as follows:

(a)-(c) & (f)

        This Amendment No. 1 is filed jointly, pursuant to a joint filing agreement attached hereto as Exhibit 1, by:

        (1) OCM Principal Opportunities Fund IV Delaware, L.P., a Delaware limited partnership ( "Fund IV Delaware"), whose principal business is to invest in entities over which there is a potential for such fund to exercise significant influence;

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 21 of 48 Pages
---------------------                                   -----------------------

        (2) OCM Principal Opportunities Fund IV Delaware GP Inc., a Delaware corporation (the "Fund IV Delaware GP"), whose principal business is to serve as, and perform the functions of, the general partner of Fund IV Delaware;

        (3) OCM Principal Opportunities Fund IV, L.P., a Cayman Islands limited partnership ("Fund IV"), whose principal business is to invest in entities over which there is a potential for such fund to exercise significant influence;

        (4) OCM Principal Opportunities Fund IV GP, L.P., a Cayman Islands limited partnership ("Fund IV GP"), whose principal business is to serve as, and perform the functions of, the general partner of Fund IV;

        (5) OCM Principal Opportunities Fund IV GP Ltd., a Cayman Islands company ("Fund IV GP Ltd.") whose principal business is to serve as, and perform the functions of, the general partner of Fund IV GP;

        (6) OCM Principal Opportunities Fund III, L.P., a Delaware limited partnership ("Fund III"), whose principal business is to invest in entities over which there is a potential for such fund to exercise significant influence;

        (7) OCM Principal Opportunities Fund IIIA, L.P., a Delaware limited partnership ("Fund IIIA"), whose principal business is to invest in entities over which there is a potential for such fund to exercise significant influence;

        (8) OCM Principal Opportunities Fund III GP, LLC, a Delaware limited liability company ("Fund III GP"), whose principal business is to serve as, and perform the functions of, the general partner of Fund III and Fund IIIA;

        (9) Oaktree Fund GP I, L.P., a Delaware limited partnership ("GP I"), whose principal business is to (i) serve as, and perform the functions of, the general partner of certain investment funds or to serve as, and perform the functions of, the managing member of the general partner of certain investment funds and (ii) act as the sole shareholder of certain controlling entities of certain investment funds;

       (10) Oaktree Capital I, L.P., a Delaware limited partnership ("Capital I"), whose principal business is to serve as, and perform the functions of, the general partner of GP I and to hold limited partnership interests in GP I;

       (11) OCM Holdings I, LLC, a Delaware limited liability company ("Holdings I"), whose principal business is to serve as, and perform the functions of, the general partner of Capital I;

       (12) Oaktree Holdings, LLC, a Delaware limited liability company ("Holdings"), whose principal business is to serve as, and perform the functions of, the managing member of Holdings I;

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 22 of 48 Pages
---------------------                                   -----------------------

        (13)    OCM EXCO Holdings,  LLC, a Delaware limited  liability  company
("OCM EXCO"), which was formed for the principal purpose of acquiring securities of the Issuer;

        (14) Oaktree Capital Management, L.P. (formerly Oaktree Capital Management, LLC), a Delaware limited partnership ("Oaktree LP") and a registered investment adviser under the Investment Advisers Act of 1940, as amended, and whose principal business is to provide investment management services to certain funds and accounts (collectively, the "Oaktree Funds");

        (15) Oaktree Holdings, Inc., a Delaware corporation ("Holdings Inc."), whose principal business is to serve as, and perform the functions of, the general partner of Oaktree LP;

        (16) Oaktree Capital Group, LLC, a Delaware limited liability company ("OCG"), whose principal business is to act as the holding company and controlling entity of each of the general partner and investment adviser of certain investment funds and separately managed accounts;

        (17) Oaktree Capital Group Holdings, L.P., a Delaware limited partnership ("OCGH"), whose principal business is to hold voting interests in OCG and other interests in each of the general partner and investment adviser of certain investment funds and separately managed accounts; and

        (18) Oaktree Capital Group Holdings GP, LLC, a Delaware limited liability company ("OCGH GP" and, together with Fund IV Delaware, Fund IV Delaware GP, Fund IV, Fund IV GP, Fund IV GP Ltd., GP I, Capital I, Holdings I, Holdings, Fund III, Fund IIIA, Fund III GP, OCM EXCO, Oaktree LP, Holdings Inc., OCG and OCGH, collectively, the "Reporting Persons" and, each individually, a "Reporting Person"), whose principal business is to serve as, and perform the functions of, the general partner of OCGH.

        The addition of Reporting Persons who were not previously filers of the Original Schedule 13D is being made to reflect the internal corporate restructuring of Oaktree Capital Management, LLC on May 25, 2007.

        Set forth in the attached Annex A is a listing of the directors, executive officers, members and general partners, as applicable, of each Reporting Person (collectively, the "Covered Persons"), and is incorporated by reference. Except as set forth in Annex A, each of the Covered Persons that is a natural person is a United States citizen.

        The principal business address of each of the Reporting Persons and each Covered Person is c/o Oaktree Capital Group Holdings GP, LLC, 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071.

(d)-(e)

        During the last five years, none of the Reporting Persons, or to the best of their knowledge, any Covered Persons, except as set forth in Annex A,
(i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or (ii) has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceedings was or is subject to a judgment, decree or final order

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 23 of 48 Pages
---------------------                                   -----------------------

enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.


ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

        Item 3 is hereby amended and supplemented by the addition of the following:

        As of August 13, 2007, Fund IV transferred all 5,850 shares of Series B Convertible Preferred Stock and 24,150 shares of Series A-1 Hybrid Preferred Stock held by it to Fund IV Delaware.

        On August 30, 2007, the NYSE Shareholder Approval was obtained, and as a result, the Series A-1 Hybrid Preferred Stock held by Fund IV Delaware and OCM EXCO are now convertible into shares of Common Stock.

        In addition, Rajath Shourie, a Managing Director of Oaktree LP, was elected to serve on the Issuer's board of directors, effective immediately, by the holders of the Convertible Preferred Stock on August 30, 2007. In connection with the board of directors election and pursuant to the Issuer's director stock plan, Mr. Shourie was granted 50,000 Stock Options that vest in four equal annual installments, with the first installment vesting on August 30, 2007. Mr. Shourie holds the Stock Options for the benefit of certain Oaktree Funds, including Fund III, Fund IIIA and Fund IV. Pursuant to the policies of Oaktree LP, Mr. Shourie must hold the Stock Options on behalf of and for the sole benefit of such Oaktree Funds and is assigning all economic, pecuniary, and voting rights to such Oaktree Funds.

        None of the foregoing transactions involved any receipt or payment of funds by any Reporting Person.


ITEM 4.     PURPOSE OF TRANSACTION

        The first paragraph of Item 4 is hereby amended and restated in its entirety as follows:

        The shares of Common Stock, Convertible Preferred Stock and Hybrid Preferred Stock described herein were acquired for investment purposes and for the purposes described below. The Reporting Persons will continuously evaluate the Issuer's businesses and prospects, alternative investment opportunities and all other factors deemed relevant in determining whether additional shares of Common Stock, Convertible Preferred Stock and Hybrid Preferred Stock will be acquired by Fund III, Fund IIIA, Fund IV Delaware, OCM EXCO or by other affiliated investment funds and accounts or whether Fund III, Fund IIIA, Fund IV Delaware, OCM EXCO or any such other affiliated investment funds and accounts will dispose of shares of the Common Stock, Convertible Preferred Stock or Hybrid Preferred Stock. At any time, additional shares of Common Stock, Convertible Preferred Stock or Hybrid Preferred Stock may be acquired or some or all of the shares of the Common Stock, Convertible Preferred Stock or Hybrid Preferred Stock beneficially owned by the Reporting Persons may be sold, in either case in the open market, in privately negotiated transactions or otherwise. Other than as described in the Original Schedule 13D and this Amendment No. 1, none of the Reporting Persons or, to their best knowledge, any Covered Persons have any current plans or proposals that would be related to or would result in any of the matters described in Items 4(a)-(j) of Schedule 13D; however, as part of its ongoing evaluation of this investment and investment alternatives, the Reporting Persons may consider such matters in the future and, subject to applicable law, may formulate a plan with respect to such

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 24 of 48 Pages
---------------------                                   -----------------------

matters, and, from time to time, the Reporting Persons may hold discussions with or make formal proposals to management or the board of directors of the Issuer, other shareholders of the Issuer or other third parties regarding such matters.


ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER

        Item 5 is hereby amended and restated in its entirety as follows:

(a) and (b)

        The information contained on the cover pages of this Amendment No. 1 is incorporated herein by reference.

        All calculations of percentage ownership in this Amendment No. 1 are based on a total of 139,204,416 shares of Common Stock outstanding, which is the sum of (a) 104,400,470 shares of Common Stock outstanding as of August 7, 2007, as disclosed in the Issuer's Quarterly Report on Form 10-Q filed on August 9, 2007, plus (b) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA, plus (c) 31,578,946 shares of Common Stock issuable upon the conversion of the 11,700 shares of Series B Convertible Preferred Stock and 48,300 shares of Series A-1 Hybrid Preferred Stock held by Fund IV Delaware and OCM EXCO, if such conversion occurred on the date of this Schedule 13D, plus
(d) 25,000 shares of Common Stock issuable upon the exercise of vested Stock Options issued to Vincent J. Cebula and Rajath Shourie (both Managing Directors of Oaktree LP), the economic, pecuniary and voting rights of which have been assigned to certain Oaktree Funds.

        Fund IV Delaware beneficially owns 5,850 shares of Series B Convertible Preferred Stock and 24,150 shares of Series A-1 Hybrid Preferred Stock, which are convertible in the aggregate on the date of this Amendment No. 1 into 15,789,473 shares of Common Stock (approximately 11.3% of the total number of shares of Common Stock outstanding). If all such shares of Series B Convertible Stock and Series A-1 Hybrid Preferred Stock were so converted, Fund IV Delaware would have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, all such 15,789,473 shares of Common Stock.

        Fund III beneficially owns 3,142,400 shares of Common Stock (approximately 2.3% of the total number of shares of Common Stock outstanding). Fund III has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, all such 3,142,400 shares of Common Stock.

        Fund IIIA beneficially owns 57,600 shares of Common Stock (less than 0.1% of the total number of shares of Common Stock outstanding). Fund IIIA has the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, all such 57,600 shares of Common Stock.

        OCM EXCO beneficially owns 5,850 shares of Series B Convertible Preferred Stock and 24,150 shares of Series A-1 Hybrid Preferred Stock, which are convertible in aggregate on the date of this Amendment No. 1 into 15,789,473 shares of Common Stock (approximately 11.3% of the total number of shares of Common Stock outstanding). If all such shares of Series B Convertible Stock and Series A-1 Hybrid Preferred Stock were so converted, OCM EXCO would have the sole power to vote or direct the vote, and the sole power to dispose or direct the disposition of, all such 15,789,473 shares of Common Stock.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 25 of 48 Pages
---------------------                                   -----------------------

        Certain Oaktree Funds, including Fund III, Fund IIIA and Fund IV, beneficially own the vested Stock Options that are exercisable on the date of this Amendment No. 1 into 25,000 shares of Common Stock and each have the shared power to vote or direct the vote, and the shared power to dispose or direct the disposition of, all such 25,000 shares of Common Stock.

        Fund IV Delaware GP, in its capacity as the general partner of Fund IV Delaware, has the ability to direct the management of Fund IV Delaware's business, including the power to vote and dispose of securities held by Fund IV Delaware; therefore, Fund IV Delaware GP may be deemed to beneficially own 15,789,473 shares of Common Stock (approximately 11.3% of the total number of shares of Common Stock outstanding) that would be held by Fund IV Delaware upon the conversion of its Series B Convertible Stock and Series A-1 Hybrid Preferred Stock.

        Fund IV, in its capacity as the sole shareholder of Fund IV Delaware GP, has the ability to appoint and remove directors of Fund IV Delaware GP and, as such, may indirectly control the decisions of Fund IV Delaware GP regarding the vote and disposition of securities held by Fund IV Delaware; therefore,
Fund IV may be deemed to have indirect beneficial ownership of 15,814,473 shares of Common Stock (approximately 11.4% of the total number of shares of Common Stock outstanding), consisting of (i) 15,789,473 shares of Common Stock that would be held by Fund IV Delaware upon the conversion of its Series B Convertible Stock and Series A-1 Hybrid Preferred Stock and (ii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

        Fund IV GP, in its capacity as the general partner of Fund IV, has the ability to direct the management of Fund IV's business, including the power to direct the decisions of Fund IV to vote and dispose of securities held by Fund IV Delaware; therefore, Fund IV GP may be deemed to have indirect beneficial ownership of 15,814,473 shares of Common Stock (approximately 11.4% of the total number of shares of Common Stock outstanding), consisting of (i) 15,789,473 shares of Common Stock that would be held by Fund IV Delaware upon the conversion of its Series B Convertible Stock and Series A-1 Hybrid Preferred Stock and (ii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

        Fund IV GP Ltd., in its capacity as the general partner of Fund IV GP, has the ability to direct the management of Fund IV GP's business, including the power to direct the decisions of Fund IV GP to vote and dispose of securities held by Fund IV Delaware; therefore, Fund IV GP Ltd. may be deemed to have indirect beneficial ownership of 15,814,473 shares of Common Stock (approximately 11.4% of the total number of shares of Common Stock outstanding), consisting of (i) 15,789,473 shares of Common Stock that would be held by Fund IV Delaware upon the conversion of its Series B Convertible Stock and Series A-1 Hybrid Preferred Stock and (ii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

        Fund III GP, in its capacity as the general partner of Fund III and Fund IIIA, has the ability to direct the managements of Fund III's and Fund IIIA's business, including the power to vote and dispose of securities held by Fund III and Fund IIIA; therefore, Fund III GP may be deemed to beneficially own 3,225,000 shares of Common Stock (approximately 2.3% of the total number of shares of Common Stock outstanding), consisting of (i) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA and (ii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 26 of 48 Pages
---------------------                                   -----------------------

        GP I, in its capacity as (i) the sole shareholder of Fund IV GP Ltd., has the ability to appoint and remove directors of Fund IV GP Ltd. and, as such, may indirectly control the decisions of Fund IV GP Ltd. regarding the vote and disposition of securities held by Fund IV Delaware and (ii) in its capacity as the managing member of Fund III GP, has the ability to direct the management of Fund III GP's business, including the power to direct the decisions of Fund III GP regarding the vote and disposition of securities held by Fund III and Fund IIIA; therefore, GP I may be deemed to have indirect beneficial ownership of 19,014,473 shares of Common Stock (approximately 13.7% of the total number of shares of Common Stock outstanding), consisting of (a) 15,789,473 shares of Common Stock that would be held by Fund IV Delaware upon the conversion of its Series B Convertible Stock and Series A-1 Hybrid Preferred Stock, (b) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA and (c) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

        Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I's business, including the power to direct the decisions of GP I regarding the vote and disposition of securities held by Fund IV Delaware, Fund III and Fund IIIA; therefore, Capital I may be deemed to have indirect beneficial ownership of 19,014,473 shares of Common
Stock (approximately 13.7% of the total number of shares of Common Stock outstanding), consisting of (i) 15,789,473 shares of Common Stock that would be held by Fund IV Delaware upon the conversion of its Series B Convertible Stock and Series A-1 Hybrid Preferred Stock, (ii) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA and (iii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

        Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I's business, including the power to direct the decisions of Capital I regarding the vote and disposition of securities held by Fund IV Delaware, Fund III and Fund IIIA; therefore, Holdings I may be deemed to have indirect beneficial ownership of 19,014,473 shares of Common Stock (approximately 13.7% of the total number of shares of Common Stock outstanding), consisting of (i) 15,789,473 shares of Common Stock that would be held by Fund IV Delaware upon the conversion of its Series B Convertible Stock and Series A-1 Hybrid Preferred Stock, (ii) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA and (iii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

        Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I's business, including the power to direct the decisions of Holdings I regarding the vote and disposition of securities held by Fund IV Delaware , Fund III and Fund IIIA; therefore, Holdings may be deemed to have indirect beneficial ownership of the 19,014,473 shares of Common Stock (approximately 13.7% of the total number of shares of Common Stock outstanding), consisting of (i) 15,789,473 shares of Common Stock that would be held by Fund IV Delaware upon the conversion of its Series B Convertible Stock and Series A-1 Hybrid Preferred Stock (ii) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA and (iii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 27 of 48 Pages
---------------------                                   -----------------------

        Oaktree LP, in its capacity as the manager of OCM EXCO, has the ability to, has the ability to direct the management of OCM EXCO's business, including the power to vote and dispose securities held by OCM EXCO; therefore, Oaktree LP may be deemed to have indirect beneficial ownership of 15,789,473 shares of Common Stock (approximately 11.3% of the total number of shares of Common Stock outstanding) held by OCM EXCO upon the conversion of their Series B Convertible Stock and Series A-1 Hybrid Preferred Stock.

        Holdings, Inc., in its capacity as general partner of Oaktree LP, has the ability to direct the management of Oaktree LP's business, including the power to vote and dispose of securities held by OCM EXCO; therefore, Holdings, Inc. may be deemed to have indirect beneficial ownership of 15,789,473 shares of Common Stock (approximately 11.3% of the total number of shares of Common Stock outstanding) held by OCM EXCO upon the conversion of their Series B Convertible Stock and Series A-1 Hybrid Preferred Stock.

        OCG, in its capacity as (i) the managing member of Holdings, has the ability to direct the management of Holdings' business, including the power to direct the decisions of Holdings regarding the vote and disposition of securities held by Fund IV Delaware, Fund III and Fund IIIA and (ii) the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the vote and disposition of securities held by OCM EXCO; therefore, OCG may be deemed to have indirect beneficial ownership of 34,803,946 shares of Common Stock (approximately 25.0% of the total number of shares of Common Stock outstanding), consisting of (i) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA, (ii) 31,578,946 shares of the Common Stock held by Fund IV Delaware and OCM EXCO upon the conversion of their Series B Convertible Stock and Series A-1 Hybrid Preferred Stock and (iii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

        OCGH, in its capacity as the majority holder of the voting units of OCG, has the ability to appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the vote and disposition of securities held by Fund III, Fund IIIA and Fund IV Delaware and OCM EXCO;
therefore, OCGH may be deemed to have indirect beneficial ownership of 34,803,946 shares of Common Stock (approximately 25.0% of the total number of shares of Common Stock outstanding), consisting of (i) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA, (ii) 31,578,946 shares of the Common Stock held by Fund IV Delaware and OCM EXCO upon the conversion of their Series B Convertible Stock and Series A-1 Hybrid Preferred Stock and (iii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

        OCGH GP, in its capacity as the managing member of OCGH, has the ability to direct the management of OCGH's business, including the power to direct the decisions of OCGH regarding the vote and disposition of securities held by Fund III, Fund IIIA and Fund IV Delaware and OCM EXCO; therefore, OCGH GP may be deemed to have indirect beneficial ownership of 34,803,946 shares of Common Stock (approximately 25.0% of the total number of shares of Common Stock outstanding), consisting of (i) 3,200,000 shares of Common Stock held by Fund III and Fund IIIA, (ii) 31,578,946 shares of the Common Stock held by Fund IV Delaware and OCM EXCO upon the conversion of their Series B Convertible Stock and Series A-1 Hybrid Preferred Stock and (iii) 25,000 shares of Common Stock issuable upon the exercise of the vested Stock Options beneficially owned by certain Oaktree Funds.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 28 of 48 Pages
---------------------                                   -----------------------

        With respect to the shares of Common Stock reported herein, each of the Reporting Persons may be deemed to have sole voting and dispositive power or the sole power to direct the vote and disposition of the number of shares of Common Stock which such Reporting Person may be deemed to beneficially own as set forth above.

        Neither the filing of this Amendment No. 1 nor any of its contents shall be deemed to constitute an admission by any of the Reporting Persons, other than Fund IV Delaware, Fund III, Fund IIIA and OCM EXCO, that it is the beneficial owner of any of the Common Stock referred to herein for the purposes of Section 13(d) of the Act, or for any other purpose, and such beneficial ownership is expressly disclaimed by each Reporting Person, other than Fund IV Delaware, Fund III, Fund IIIA and OCM EXCO.

        To the knowledge of the Reporting Persons, none of the Covered Persons directly owns any shares of Common Stock; provided, however, that because of each Covered Persons' status as a manager, general partner, director, executive officer or member of a Reporting Person, a Covered Person may be deemed to be the beneficial owner of the shares of Common Stock beneficially owned by such Reporting Person. Each of the Covered Persons disclaims beneficial ownership of the shares of Common Stock reported herein and the filing of this Schedule 13D (including this Amendment No. 1) shall not be construed as an admission that any such Covered Person is the beneficial owner of any securities covered by this statement.

(c) See Item 3 above.

(d) Not applicable

(e) Not applicable.


ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

        Item 6 is hereby amended and supplemented by the addition of the following:

        As of August 13, 2007, Fund IV transferred all 5,850 shares of Series B Convertible Preferred Stock and 24,500 shares of Series A-1 Hybrid Preferred Stock it held to Fund IV Delaware.

        Fund IV Delaware GP, as the general partner of Fund IV Delaware, has a carried interest in Fund IV Delaware. Fund IV is the sole shareholder of Fund IV Delaware GP.

        Except as described above and herein in this Amendment No. 1 and the Original Schedule 13D, there are no other contracts, understandings or relationships (legal or otherwise) among the parties named in Item 2 hereto and between such persons and any person with respect to any of the securities of the Issuer currently owned by the Reporting Persons.


ITEM 7.     MATERIAL TO BE FILED AS EXHIBITS

The following are filed herewith as Exhibits to this Amendment No. 1:

Exhibit  1  -   A  written  agreement  relating  to the  filing  of  the  joint acquisition statement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 29 of 48 Pages
---------------------                                   -----------------------


                                   SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Amendment No. 1 is true, complete and correct.

Dated as of August 31, 2007.

                                      OCM PRINCIPAL OPPORTUNITIES FUND IV
                                      DELAWARE, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           IV Delaware GP Inc.
                                      Its: General Partner


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory



                                      OCM PRINCIPAL OPPORTUNITIES FUND IV
                                      DELAWARE GP INC.


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 30 of 48 Pages
---------------------                                   -----------------------


                                      OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           IV GP, L.P.,
                                      Its: General Partner

                                      By:  OCM Principal Opportunities Fund
                                           IV GP Ltd.,
                                      Its: General Partner

                                      By:  Oaktree Capital Management, L.P.,
                                      Its: Director


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President



                                      OCM PRINCIPAL OPPORTUNITIES FUND IV
                                      GP, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           IV GP Ltd.,
                                      Its: General Partner

                                      By:  Oaktree Capital Management, L.P.,
                                      Its: Director


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 31 of 48 Pages
---------------------                                   -----------------------


                                      OCM PRINCIPAL OPPORTUNITIES FUND IV
                                      GP LTD.

                                      By:  Oaktree Capital Management, L.P.,
                                      Its: Director


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President, Legal



                                      OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           III GP, LLC,
                                      Its: General Partner

                                      By:  Oaktree Fund GP I, L.P.,
                                      Its: Managing Member


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory



                                      OCM PRINCIPAL OPPORTUNITIES FUND
                                      IIIA, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           III GP, LLC,
                                      Its: General Partner

                                      By:  Oaktree Fund GP I, L.P.,
                                      Its: Managing Member


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 32 of 48 Pages
---------------------                                   -----------------------



                                      OCM PRINCIPAL OPPORTUNITIES FUND III
                                      GP, LLC

                                      By:  Oaktree Fund GP I, L.P.,
                                      Its: Managing Member



                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory



                                      OAKTREE FUND GP I, L.P.


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory



                                      OAKTREE CAPITAL I, L.P.

                                      By:  OCM Holdings I, LLC
                                      Its: General Partner

                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Vice President and
                                                  Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Assistant Secretary

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 33 of 48 Pages
---------------------                                   -----------------------


                                      OCM HOLDINGS I, LLC


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Vice President and
                                                  Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Assistant Secretary



                                      OAKTREE HOLDINGS, LLC

                                      By:  Oaktree Capital Group, LLC
                                      Its: Managing Member


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Senior Vice President and
                                                  Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Secretary

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 34 of 48 Pages
---------------------                                   -----------------------


                                      OCM EXCO HOLDINGS, LLC

                                      By:  Oaktree Capital Management, L.P.,
                                      Its: Manager


                                      By:  /s/ Rajath Shourie
                                           ---------------------------------
                                           Name:  Rajath Shourie
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President, Legal



                                      OAKTREE CAPITAL MANAGEMENT, L.P.


                                      By:  /s/ Rajath Shourie
                                           ---------------------------------
                                           Name:  Rajath Shourie
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President, Legal



                                      OAKTREE HOLDINGS, INC.


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Sole Director, Vice President
                                                  and Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Assistant Secretary

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 35 of 48 Pages
---------------------                                   -----------------------


                                      OAKTREE CAPITAL GROUP, LLC


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Senior Vice President
                                                  and Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Assistant Secretary



                                      OAKTREE CAPITAL GROUP HOLDINGS, L.P.

                                      By:  Oaktree Capital Group Holdings
                                           GP, LLC
                                      Its: General Partner


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Managing Director and
                                                  General Counsel


                                      By:  /s/ Richard Ting
                                           ---------------------------------
                                           Name:  Richard Ting
                                           Title: Senior Vice President



                                      OAKTREE CAPITAL GROUP HOLDINGS GP, LLC


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Managing Director and
                                                  General Counsel


                                      By:  /s/ Richard Ting
                                           ---------------------------------
                                           Name:  Richard Ting
                                           Title: Senior Vice President

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 36 of 48 Pages
---------------------                                   -----------------------


                                    ANNEX A

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

The name and principal occupation of each of the members of the executive committee of Oaktree Capital Group Holdings GP, LLC and its executive officers are listed below.

-------------------------------------------------------------------------------
NAME                                  PRINCIPAL OCCUPATION
-------------------------------------------------------------------------------
Howard S. Marks                       Chairman of the Board of Oaktree  Capital
                                      Group,   LLC  and   Chairman  of  Oaktree
                                      Capital Management, L.P.

Bruce A. Karsh                        President and Director of Oaktree Capital
                                      Group,   LLC  and  President  of  Oaktree
                                      Capital Management, L.P.

John B. Frank                         Managing   Principal   and   Director  of
                                      Oaktree  Capital Group,  LLC and Managing
                                      Principal of Oaktree Capital  Management,
                                      L.P.

David M. Kirchheimer                  Chief    Financial     Officer,     Chief
                                      Administrative  Officer  and  Director of
                                      Oaktree  Capital  Group,  LLC  and  Chief
                                      Financial Officer,  Chief  Administrative
                                      Officer and Principal of Oaktree  Capital
                                      Management, L.P.

Sheldon M. Stone                      Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

D. Richard Masson                     Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

Larry W. Keele                        Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

Stephen A. Kaplan                     Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

Kevin L. Clayton                      Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 37 of 48 Pages
---------------------                                   -----------------------

OAKTREE CAPITAL GROUP HOLDINGS, L.P.
------------------------------------

The general partner of Oaktree Capital Group Holdings, L.P. is Oaktree Capital Group Holdings GP, LLC. There are no executive officers and directors appointed at Oaktree Capital Group Holdings, L.P.

OAKTREE CAPITAL GROUP, LLC
--------------------------

The name and principal occupation of each of the directors and executive officers of Oaktree Capital Group, LLC are listed below.

-------------------------------------------------------------------------------
NAME                                  PRINCIPAL OCCUPATION
-------------------------------------------------------------------------------

Howard S. Marks                       Chairman of the Board of Oaktree  Capital
                                      Group,   LLC  and   Chairman  of  Oaktree
                                      Capital Management, L.P.

Bruce A. Karsh                        President and Director of Oaktree Capital
                                      Group,   LLC  and  President  of  Oaktree
                                      Capital Management, L.P.

John B. Frank                         Managing   Principal   and   Director  of
                                      Oaktree  Capital Group,  LLC and Managing
                                      Principal of Oaktree Capital  Management,
                                      L.P.

David M. Kirchheimer                  Chief    Financial     Officer,     Chief
                                      Administrative  Officer  and  Director of
                                      Oaktree  Capital  Group,  LLC  and  Chief
                                      Financial Officer,  Chief  Administrative
                                      Officer and Principal of Oaktree  Capital
                                      Management, L.P.

Sheldon M. Stone                      Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

D. Richard Masson                     Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

Larry W. Keele                        Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

Stephen A. Kaplan                     Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 38 of 48 Pages
---------------------                                   -----------------------

Kevin L. Clayton                      Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.


OAKTREE HOLDINGS, LLC
---------------------

The managing member of Oaktree Holdings, LLC is Oaktree Capital Group, LLC. There are no executive officers and directors appointed at Oaktree Holdings, LLC.

OCM HOLDINGS I, LLC
-------------------

The managing member of OCM Holdings I, LLC is Oaktree Holdings, LLC. The name and principal occupation of each of the executive officers of OCM Holdings I, LLC are listed below.

-------------------------------------------------------------------------------
NAME                                  PRINCIPAL OCCUPATION
-------------------------------------------------------------------------------
Howard S. Marks                       Chairman of the Board of Oaktree  Capital
                                      Group,   LLC  and   Chairman  of  Oaktree
                                      Capital Management, L.P.

Bruce A. Karsh                        President and Director of Oaktree Capital
                                      Group,   LLC  and  President  of  Oaktree
                                      Capital Management, L.P.

OAKTREE CAPITAL I, L.P.
-----------------------
OCM Holdings I, LLC is the general partner of Oaktree Capital I, L.P. There are no executive officers or directors appointed at Oaktree Capital I, L.P.

OAKTREE FUND GP I, L.P.
-----------------------
Oaktree Capital I, L.P. is the general partner of Oaktree Fund GP I, L.P. There are no executive officers or directors appointed at Oaktree Fund GP I, L.P.

OCM PRINCIPAL OPPORTUNITIES FUND IV GP LTD.
-------------------------------------------
Oaktree Fund GP I, L.P. is the sole shareholder of OCM Principal Opportunities Fund IV GP Ltd, which is a Cayman Islands exempted company. Oaktree Capital Management, L.P. ("Oaktree") is the sole director of OCM Principal Opportunities Fund IV GP Ltd.

OCM PRINCIPAL OPPORTUNITIES FUND IV GP, L.P.
--------------------------------------------
OCM Principal Opportunities Fund IV GP Ltd. is the general partner of OCM Principal Opportunities Fund IV GP, L.P. There are no executive officers or directors appointed at OCM Principal Opportunities Fund IV GP, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 39 of 48 Pages
---------------------                                   -----------------------

OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.
-----------------------------------------
OCM Principal Opportunities Fund IV GP, L.P. is the general partner of OCM Principal Opportunities Fund IV, L.P. There are no executive officers or directors appointed at OCM Principal Opportunities Fund IV, L.P.

OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE GP INC.
----------------------------------------------------
OCM Principal Opportunities Fund IV, L.P. is the sole shareholder of OCM Principal Opportunities Fund IV Delaware GP Inc. There are no executive officers or directors appointed OCM Principal Opportunities Fund IV Delaware GP Inc.

OCM PRINCIPAL OPPORTUNITIES FUND IV DELAWARE, L.P.
--------------------------------------------------
OCM Principal Opportunities Fund IV Delaware GP Inc. is the general partner of OCM Principal Opportunities Fund IV Delaware, L.P. There are no executive officers or directors appointed OCM Principal Opportunities Fund IV Delaware, L.P.

OAKTREE HOLDINGS, INC.
----------------------

The name and principal occupation of each of the directors and executive officers of Oaktree Holdings, Inc. are listed below.

-------------------------------------------------------------------------------
NAME                                   PRINCIPAL OCCUPATION
-------------------------------------------------------------------------------
Howard S. Marks                       Chairman of the Board of Oaktree  Capital
                                      Group,   LLC  and   Chairman  of  Oaktree
                                      Capital Management, L.P.

Bruce A. Karsh                        President and Director of Oaktree Capital
                                      Group,   LLC  and  President  of  Oaktree
                                      Capital Management, L.P.

Todd E. Molz                          Managing  Director and General Counsel of
                                      Oaktree  Capital Group,  LLC and Managing
                                      Director  and General  Counsel of Oaktree
                                      Capital Management, L.P.


OAKTREE CAPITAL MANAGEMENT, L.P.
--------------------------------

Oaktree Holdings, Inc. is the general partner of Oaktree Capital Management, L.P. ("Oaktree LP"). The name and principal occupation of each of the members of the executive officers of Oaktree LP

-------------------------------------------------------------------------------
NAME                                  PRINCIPAL OCCUPATION
-------------------------------------------------------------------------------
Howard S. Marks                       Chairman of the Board of Oaktree  Capital
                                      Group,   LLC  and   Chairman  of  Oaktree
                                      Capital Management, L.P.

Bruce A. Karsh                        President and Director of Oaktree Capital
                                      Group,   LLC  and  President  of  Oaktree
                                      Capital Management, L.P.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 40 of 48 Pages
---------------------                                   -----------------------

John B. Frank                         Managing   Principal   and   Director  of
                                      Oaktree  Capital Group,  LLC and Managing
                                      Principal of Oaktree Capital  Management,
                                      L.P.

David M. Kirchheimer                  Chief    Financial     Officer,     Chief
                                      Administrative  Officer  and  Director of
                                      Oaktree  Capital  Group,  LLC  and  Chief
                                      Financial Officer,  Chief  Administrative
                                      Officer and Principal of Oaktree  Capital
                                      Management, L.P.

Sheldon M. Stone                      Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

D. Richard Masson                     Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

Larry W. Keele                        Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

Stephen A. Kaplan                     Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

Kevin L. Clayton                      Principal and Director of Oaktree Capital
                                      Group,   LLC  and  Principal  of  Oaktree
                                      Capital Management, L.P.

In May 2005, the U.S. Securities and Exchange Commission (the "SEC") accepted Oaktree LP's offer to resolve an investigation into four alleged violations by Oaktree LP's emerging markets fund of an SEC trading rule, Rule 105 of Regulation M, which prohibits the use of stock acquired in a public offering to cover a short position entered into in the five business days before the offering. Oaktree LP cooperated immediately and fully with the SEC's inquiry into this matter and readily agreed to enter into a cease-and-desist order requiring Oaktree LP to (a) implement written compliance policies and procedures reasonably designed to prevent violations of Regulation M, review those policies and procedures annually and require the chief compliance officer to administer these policies and procedures; (b) pay disgorgement and prejudgment interest of $175,928; and (c) pay a civil money penalty in the amount of $169,773. In accepting Oaktree LP's offer of settlement, the SEC took specific note of the "remedial acts promptly undertaken by Oaktree and cooperation afforded the Commission staff." Oaktree LP has updated its firm compliance manual to ensure that it addresses the requirements of Rule 105 of Regulation M and outlines the policies and procedures Oaktree has designed to reasonably prevent further violations.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 41 of 48 Pages
---------------------                                   -----------------------


OCM PRINCIPAL OPPORTUNITIES FUND III GP, LLC
--------------------------------------------
Oaktree Fund GP I, L.P. is the managing member of OCM Principal Opportunities Fund III GP, LLC. There are no executive officers or directors appointed at OCM Principal Opportunities Fund III GP, LLC.

OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.
------------------------------------------
OCM Principal Opportunities Fund III GP, LLC is the general partner of OCM Principal Opportunities Fund III, L.P. There are no executive officers or directors appointed at OCM Principal Opportunities Fund III, L.P.

OCM PRINCIPAL OPPORTUNITIES FUND IIIA, L.P.
-------------------------------------------
OCM Principal Opportunities Fund III GP, LLC is the general partner of OCM Principal Opportunities Fund IIIA, L.P. There are no executive officers or directors appointed at OCM Principal Opportunities Fund IIIA, L.P.

OCM EXCO HOLDINGS, LLC
----------------------
Oaktree LP is the manager of OCM EXCO Holdings, LLC. There are no executive officers or directors appointed at OCM EXCO Holdings, LLC.

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 42 of 48 Pages
---------------------                                   -----------------------

                                                                      EXHIBIT 1


                             JOINT FILING AGREEMENT

Pursuant to Rule 13(d)-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned acknowledges and agrees that the foregoing statement on this Amendment No. 1 is filed on behalf of the undersigned and that all subsequent amendments to this statement on Schedule 13D (including this Amendment No. 1) shall be filed on behalf of the undersigned without the necessity of filing additional joint acquisition statements. Each of the undersigned acknowledges that it shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated as of August 31, 2007.

                                      OCM PRINCIPAL OPPORTUNITIES FUND IV
                                      DELAWARE, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           IV Delaware GP Inc.
                                      Its: General Partner


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory



                                      OCM PRINCIPAL OPPORTUNITIES FUND IV
                                      DELAWARE GP INC.


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 43 of 48 Pages
---------------------                                   -----------------------


                                      OCM PRINCIPAL OPPORTUNITIES FUND IV, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           IV GP, L.P.,
                                      Its: General Partner

                                      By:  OCM Principal Opportunities Fund
                                           IV GP Ltd.,
                                      Its: General Partner

                                      By:  Oaktree Capital Management, L.P.,
                                      Its: Director


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President



                                      OCM PRINCIPAL OPPORTUNITIES FUND IV
                                      GP, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           IV GP Ltd.,
                                      Its: General Partner

                                      By:  Oaktree Capital Management, L.P.,
                                      Its: Director


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 44 of 48 Pages
---------------------                                   -----------------------


                                      OCM PRINCIPAL OPPORTUNITIES FUND IV
                                      GP LTD.

                                      By:  Oaktree Capital Management, L.P.,
                                      Its: Director


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President, Legal



                                      OCM PRINCIPAL OPPORTUNITIES FUND III, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           III GP, LLC,
                                      Its: General Partner

                                      By:  Oaktree Fund GP I, L.P.,
                                      Its: Managing Member


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory



                                      OCM PRINCIPAL OPPORTUNITIES FUND
                                      IIIA, L.P.

                                      By:  OCM Principal Opportunities Fund
                                           III GP, LLC,
                                      Its: General Partner

                                      By:  Oaktree Fund GP I, L.P.,
                                      Its: Managing Member


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 45 of 48 Pages
---------------------                                   -----------------------



                                      OCM PRINCIPAL OPPORTUNITIES FUND III
                                      GP, LLC

                                      By:  Oaktree Fund GP I, L.P.,
                                      Its: Managing Member



                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory



                                      OAKTREE FUND GP I, L.P.


                                      By:  /s/ Michael P. Harmon
                                           ---------------------------------
                                           Name:  Michael P. Harmon
                                           Title: Authorized Signatory


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Authorized Signatory



                                      OAKTREE CAPITAL I, L.P.

                                      By:  OCM Holdings I, LLC
                                      Its: General Partner

                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Vice President and
                                                  Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Assistant Secretary

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 46 of 48 Pages
---------------------                                   -----------------------


                                      OCM HOLDINGS I, LLC


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Vice President and
                                                  Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Assistant Secretary



                                      OAKTREE HOLDINGS, LLC

                                      By:  Oaktree Capital Group, LLC
                                      Its: Managing Member


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Senior Vice President and
                                                  Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Secretary

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 47 of 48 Pages
---------------------                                   -----------------------


                                      OCM EXCO HOLDINGS, LLC

                                      By:  Oaktree Capital Management, L.P.,
                                      Its: Manager


                                      By:  /s/ Rajath Shourie
                                           ---------------------------------
                                           Name:  Rajath Shourie
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President, Legal



                                      OAKTREE CAPITAL MANAGEMENT, L.P.


                                      By:  /s/ Rajath Shourie
                                           ---------------------------------
                                           Name:  Rajath Shourie
                                           Title: Managing Director


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Senior Vice President, Legal



                                      OAKTREE HOLDINGS, INC.


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Sole Director, Vice President
                                                  and Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Assistant Secretary

---------------------                                   -----------------------
CUSIP No. 269279402                                        Page 48 of 48 Pages
---------------------                                   -----------------------


                                      OAKTREE CAPITAL GROUP, LLC


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Senior Vice President
                                                  and Secretary


                                      By:  /s/ Lisa Arakaki
                                           ---------------------------------
                                           Name:  Lisa Arakaki
                                           Title: Vice President and
                                                  Assistant Secretary



                                      OAKTREE CAPITAL GROUP HOLDINGS, L.P.

                                      By:  Oaktree Capital Group Holdings
                                           GP, LLC
                                      Its: General Partner


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Managing Director and
                                                  General Counsel


                                      By:  /s/ Richard Ting
                                           ---------------------------------
                                           Name:  Richard Ting
                                           Title: Senior Vice President



                                      OAKTREE CAPITAL GROUP HOLDINGS GP, LLC


                                      By:  /s/ Todd Molz
                                           ---------------------------------
                                           Name:  Todd Molz
                                           Title: Managing Director and
                                                  General Counsel


                                      By:  /s/ Richard Ting
                                           ---------------------------------
                                           Name:  Richard Ting
                                           Title: Senior Vice President